                                SALEM COURTHOUSE
                              7007 COURTHOUSE DRIVE
                              INDIANAPOLIS, INDIANA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 8, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    SALEM COURTHOUSE
       7007 COURTHOUSE DRIVE
       INDIANAPOLIS, MARION COUNTY, INDIANA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 388 units with a total of 301,544 square feet of rentable area. The improvements were built in 1979. The improvements are situated on 38.908 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 8, 2003 is:

                                         ($15,500,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  -s- Kenneth W. Kapecki
                                  -----------------------------
July 9, 2003                      Ken Kapecki, MAI
#053272                           Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                       #CG49600008

Report By:
John Nolan

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary                                                4
Introduction                                                     9
Area Analysis                                                   11
Market Analysis                                                 14
Site Analysis                                                   16
Improvement Analysis                                            16
Highest and Best Use                                            17

                                   VALUATION

Valuation Procedure                                             18
Sales Comparison Approach                                       20
Income Capitalization Approach                                  26
Reconciliation and Conclusion                                   37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Salem Courthouse
LOCATION:                       7007 Courthouse Drive
                                Indianapolis, Indiana

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  May 8, 2003
DATE OF REPORT:                 July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
 Size:                          38.908 acres, or 1,694,832 square feet
 Assessor Parcel No.:           000693
 Floodplain:                    Community Panel No. 18097C0160 (January 5, 2001)
                                Flood Zone X, an area outside the floodplain.
 Zoning:                        D-7 (Medium Density Multifamily District)

BUILDING:
 No. of Units:                  388 Units
 Total NRA:                     301,544 Square Feet
 Average Unit Size:             777 Square Feet
 Apartment Density:             10.0 units per acre
 Year Built:                    1979

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                         Market Rent
                             Square  ---------------------  Monthly      Annual
 Unit Type                    Feet   Per Unit     Per SF    Income       Income
---------------------------------------------------------------------------------
Studio                        500    $     410   $   0.82  $  16,400   $  196,800
1Br/1Ba - A1                  656    $     535   $   0.82  $  55,640   $  667,680
1Br/1Ba - A2                  756    $     575   $   0.76  $  25,300   $  303,600
1Br/1Ba - A3                  802    $     575   $   0.72  $  27,600   $  331,200
2Br/2Ba - B1                  933    $     660   $   0.71  $  58,080   $  696,960
2Br/2Ba - B2                  929    $     650   $   0.70  $  41,600   $  499,200
                                                           ----------------------
                                                  Total    $ 224,620   $2,695,440
                                                           ======================

OCCUPANCY:                   93%
ECONOMIC LIFE:               45 Years
EFFECTIVE AGE:               20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

REMAINING ECONOMIC LIFE:              25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                               [PICTURE]

EXTERIOR - APARTMENT BUILDING                               EXTERIOR - CLUBHOUSE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

      As Vacant:                    Hold for future multi-family development
      As Improved:                  Continuation as its current use

METHOD OF VALUATION:                In this instance, the Sales Comparison and
                                    Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

PART TWO - ECONOMIC INDICATORS

                                                      Amount                    $/Unit
                                                      ------                    ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                               $2,695,440                $6,947
Effective Gross Income                                $2,610,743                $6,729
Operating Expenses                                    $1,353,710                $3,489               51.9% of EGI
Net Operating Income:                                 $1,179,434                $3,040

Capitalization Rate                                   7.75%
DIRECT CAPITALIZATION VALUE                           $15,200,000 *             $39,175 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                                        10 years
2002 Economic Vacancy                                 14%
Stabilized Vacancy & Collection Loss:                 7%
Lease-up / Stabilization Period                       N/A
Terminal Capitalization Rate                          8.25%
Discount Rate                                         10.50%
Selling Costs                                         2.00%
Growth Rates:
  Income                                              3.00%
  Expenses:                                           3.00%
DISCOUNTED CASH FLOW VALUE                            $15,400,000 *             $39,691 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                $15,300,000               $39,433 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                  $34,268 to $61,397
  Range of Sales $/Unit (Adjusted)                    $32,555 to $51,574
VALUE INDICATION - PRICE PER UNIT                     $16,300,000 *             $42,010 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                  5.43 to 7.19
  Selected EGIM for Subject                           6.25
  Subject's Projected EGI                             $2,610,743
EGIM ANALYSIS CONCLUSION                              $16,300,000 *             $42,010 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                      $16,700,000 *             $43,041 / UNIT

RECONCILED SALES COMPARISON VALUE                     $16,300,000               $42,010 / UNIT

---------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                      $16,300,000
  NOI Per Unit                                        $16,700,000
  EGIM Multiplier                                     $16,300,000
INDICATED VALUE BY SALES COMPARISON                   $16,300,000               $42,010 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                       $15,200,000
  Discounted Cash Flow Method:                        $15,400,000
INDICATED VALUE BY THE INCOME APPROACH                $15,300,000               $39,433 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                  $15,500,000               $39,948 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 7007 Courthouse Drive, Indianapolis, Marion County, Indiana. Indianapolis identifies it as 000693.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Nolan on May 8, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. John Nolan performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Ken Kapecki, MAI and John Nolan have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 8, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:          6 to 12 months
       EXPOSURE PERIOD:           6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in DDRE III. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Indianapolis, Indiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES
East    - Franklin / Fall Creek Rd.
West    - Rt. 37
South   - Rt. 36/67
North   - 75th St.

MAJOR EMPLOYERS

Major employers in the subject's area include Clarian Health Systems, Eli Lilly and Company, Community Hospitals Indianapolis, Marsh/Village Pantry Supermarkets, St. Vincent Hospital and Health Care, IUPUI, Kroger Central Marketing Area, Rolls Royce, Federal Express, and St. Francis Hospital & Health Centers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                ---------------------------------------------
          CATEGORY              1-MI. RADIUS    3-MI. RADIUS     5-MI. RADIUS          MSA
---------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                    8,515          77,474          200,314        1,646,584
5-Year Population                     8,399          76,532          201,535        1,750,376
% Change CY-5Y                         -1.4%           -1.2%             0.6%             6.3%
Annual Change CY-5Y                    -0.3%           -0.2%             0.1%             1.3%

HOUSEHOLDS
Current Households                    3,612          31,815           83,950          648,288
5-Year Projected Households           3,579          31,899           85,381          696,995
% Change CY - 5Y                       -0.9%            0.3%             1.7%             7.5%
Annual Change CY-5Y                    -0.2%            0.1%             0.3%             1.5%

INCOME TRENDS
Median Household Income          $   37,115      $   38,189       $   38,945       $   47,488
Per Capita Income                $   25,558      $   23,110       $   23,484       $   24,134
Average Household Income         $   58,678      $   56,556       $   56,091       $   61,296

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                   AREA
                                ----------------------------------------
        CATEGORY                1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS     MSA
---------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting            48.15%        36.13%         36.59%      29.55%
5-Year Projected % Renting         47.21%        35.22%         35.47%      28.58%

% of Households Owning             45.51%        55.46%         54.65%      63.75%
5-Year Projected % Owning          46.47%        56.51%         56.00%      65.18%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Private Land (Forest)
South  - Office Buildings
East   - Lawrence Central High School
West   - I-465

CONCLUSIONS

The subject is well located within the city of Indianapolis. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                MARKET ANALYSIS

The subject property is located in the city of Indianapolis in Marion County. The overall pace of development in the subject's market is more or less stable. Approximately 2,550 new units are projected to be constructed in the Indianapolis Metro Area in 2003. This would represent a slight increase from 2002 constructed units of 2,439. The new construction is primarily occurring on the northwest side of town, on the southwest suburbs near the airport, and downtown. No new construction is anticipated in the subject's immediate neighborhood. (Source: CB Richard Ellis) The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period                   Region                      Submarket
--------------------------------------------------------------
2002                      9.3%                        10.4%
2001                      9.4%                         9.3%
2000                      8.8%                         9.4%
1999                      7.8%                         9.2%
1998                      7.9%                         8.9%
1997                      7.8%                         6.4%
1996                      7.7%                         8.1%
1995                      7.7%                         6.8%
1994                      7.7%                         6.2%

Source: CB Richard Ellis, US Census Bureau

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Vacancy rates in the area have been increasing for the past three years due primarily to the US recession and decreasing mortgage rates. Low mortgage rates have enticed many former renters to purchase homes. To encourage leasing activity, apartment managers have decreased rents, and offered rent concessions such as free rent or waiving security deposits. In addition, many properties have added/improved amenities such as swimming pools, tennis courts, fitness rooms, and clubhouses. While the Indianapolis economy has been affected by the recession of the early 2000's, its economy is strong relative to other major US cities.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                            HISTORICAL AVERAGE RENT

Period    Region                % Change          Submarket     % Change
-------------------------------------------------------------------------
 1993      $609                     -                N/A              -
 1994      $637                   4.6%               N/A            N/A
 1995      $659                   3.5%               N/A            N/A
 1996      $684                   3.8%               N/A            N/A
 1997      $703                   2.8%               N/A            N/A
 1998      $730                   3.8%               N/A            N/A
 1999      $747                   2.3%               N/A            N/A
 2000      $767                   2.7%               N/A            N/A
 2001      $779                   1.6%               N/A            N/A
 2002      $787                   1.0%               N/A            N/A

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

No.               Property Name           Units        Ocpy.        Year Built        Proximity to subject
---------------------------------------------------------------------------------------------------------------
R-1          Cottages at Fall Creek         770         92%            1970      0.25 miles west of the subject
R-2          Hunt Club                      200         93%            1973      0.5 miles south of the subject
R-3          Lake Castleton               1,265         92%            1981      2.5 miles north of the subject
R-4          The Orchard                    378         95%            1973      0.5 miles south of the subject
R-5          Village Park Apartments        383         90%            1972      1 mile north of the subject
Subject      Salem Courthouse               388         93%            1979

The current trend toward low interest rates have increased the percentage of homeowners to renters. Consequently, the market has worsened for rental properties with rents dropping and vacancies increasing.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    38.908 acres, or 1,694,832 square feet
 Shape                        Irregular
 Topography                   Slightly slope
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Average
 Flood Zone:
  Community Panel             18097C0160, dated January 5, 2001
  Flood Zone                  Zone X
 Zoning                       D-7, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                           ASSESSED VALUE - 2002
                     -----------------------------------      TAX RATE /    PROPERTY
PARCEL NUMBER         LAND       BUILDING        TOTAL        MILL RATE      TAXES
------------------------------------------------------------------------------------
   000693            $968,500   $7,217,600    $8,186,100      0.03547       $290,350

IMPROVEMENT ANALYSIS

 Year Built                   1979
 Number of Units              388
 Net Rentable Area            301,544 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              basketball court, volleyball court, sand volleyball, tennis court, jogging track, barbeque equipment, meeting hall, laundry room, and secured parking.

 Unit Amenities               Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                              disposal, and oven.

Unit Mix:

                                 Unit Area
Unit Type     Number of Units    (Sq. Ft.)
------------------------------------------
Studio             40               500
1Br/1Ba - A1      104               656
1Br/1Ba - A2       44               756
1Br/1Ba - A3       48               802
2Br/2Ba - B1       88               933
2Br/2Ba - B2       64               929

Overall Condition             Average
Effective Age                 20 years
Economic Life                 45 years
Remaining Economic Life       25 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1979 and consist of a 388-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                            COMPARABLE                     COMPARABLE
          DESCRIPTION                        SUBJECT                           I - 1                          I - 2
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Salem Courthouse                Cross Creek Apartments         Abington Apartments

LOCATION:
  Address                         7007 Courthouse Drive           5756 Cross Creek Dr.           4656 Edwardian Circle

  City, State                     Indianapolis, Indiana           Indianapolis, IN               Indianapolis, IN
  County                          Marion                          Marion                         Marion
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          301,544                         159,492                        293,676
  Year Built                      1979                            1990                           1980
  Number of Units                 388                             208                            328
  Unit Mix:                           Type                Total    Type                   Total   Type                  Total
                                  Studio                    40    1Br/1Ba                  20    1Br/1Ba                 156
                                  1Br/1Ba - A1             104    1Br/1Ba                  76    2Br/1Ba                  56
                                  1Br/1Ba - A2              44    1Br/1Ba                  36    2Br/2Ba                  84
                                  1Br/1Ba - A3              48    2Br/2Ba                  76    3Br/2Ba                  32
                                  2Br/2Ba - B1              88
                                  2Br/2Ba - B2              64

  Average Unit Size (SF)          777                             767                            895
  Land Area (Acre)                38.9080                         0.0000                         0.0000
  Density (Units/Acre)            10.0
  Parking Ratio (Spaces/Unit)     1.61                            2.00                           2.00
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered            Open, Covered                  Open, Covered
CONDITION:                        Good                            Good                           Good
APPEAL:                           Good                            Average                        Good
AMENITIES:
  Pool/Spa                        Yes/No                          Yes/No                         Yes/No
  Gym Room                        No                              No                             Yes
  Laundry Room                    Yes                             No                             Yes
  Secured Parking                 Yes                             Yes                            Yes
  Sport Courts                    Yes                             No                             Yes
  Washer/Dryer Connection         Yes                             Yes                            Yes

OCCUPANCY:                        93%                             87%                            95%
TRANSACTION DATA:
  Sale Date                                                       December, 2000                 July, 2002
  Sale Price ($)                                                  $8,714,417                     $11,240,000
  Grantor                                                         Glenborough Realty Trust
  Grantee                                                         GE Capital                     AIMCO
  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                                               Total $     $/Unit     $/SF    Total $     $/Unit    $/SF
                                                                  ------------------------------------------------------------
  Potential Gross Income                                          $1,473,120   $7,082     $9.24  $2,276,112   $6,939    $7.75
  Vacancy/Credit Loss                                             $  132,581   $  637     $0.83  $  204,850   $  625    $0.70
                                                                  -----------------------------------------------------------
  Effective Gross Income                                          $1,340,539   $6,445     $8.41  $2,071,262   $6,315    $7.05
  Operating Expenses                                              $  737,297   $3,545     $4.62  $1,139,194   $3,473    $3.88
                                                                  -----------------------------------------------------------
  Net Operating Income                                            $  603,243   $2,900     $3.78  $  932,068   $2,842    $3.17
                                                                  -----------------------------------------------------------
NOTES:                                                            None                           None

  PRICE PER UNIT                                                              $41,896                       $34,268
  PRICE PER SQUARE FOOT                                                       $ 54.64                       $ 38.27
  EXPENSE RATIO                                                                  55.0%                         55.0%
  EGIM                                                                           6.50                          5.43
  OVERALL CAP RATE                                                               6.92%                         8.29%
  Cap Rate based on Pro
    Forma or Actual Income?                                                 PRO FORMA                       PRO FORMA

                                            COMPARABLE                     COMPARABLE                    COMPARABLE
          DESCRIPTION                          I - 3                         I - 4                          I - 5
---------------------------------------------------------------------------------------------------------------------------
  Property Name                   Arbor Green Apartments         Arbor Green Apartments        Carriage Tree Apartments
                                                                                               (Monon Place Apts)
LOCATION:
  Address                         3836 Arbor Green Lane          3836 Arbor Green Lane         5900 Carvel Ave.

  City, State                     Indianapolis, IN               Indianapolis, IN              Indianapolis, IN
  County                          Marion                         Marion                        Marion
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          181,152                        181,152                       140,492
  Year Built                      1989                           1989                          1966
  Number of Units                 208                            208                           136
  Unit Mix:                        Type                  Total    Type                  Total   Type                 Total
                                  1Br/1Ba                  48    1Br/1Ba                  48   1Br/1Ba                 16
                                  1Br/1Ba                  56    1Br/1Ba                  56   2Br/1Ba                 16
                                  2Br/1Ba                  16    2Br/1Ba                  16   2Br/2Ba                 84
                                  2Br/2Ba                  72    2Br/2Ba                  72   3Br/2Ba                 20
                                  3Br/2Ba                  16    3Br/2Ba                  16


  Average Unit Size (SF)          871                            871                           1,033
  Land Area (Acre)                20.7750                        20.7750                       8.0000
  Density (Units/Acre)            10.0                           10.0                          17.0
  Parking Ratio (Spaces/Unit)     2.00                           2.00                          2.00
  Parking Type (Gr., Cov., etc.)  Open, Covered                  Open, Covered                 Open, Covered
CONDITION:                        Good                           Good                          Good
APPEAL:                           Good                           Good                          Very Good
AMENITIES:
  Pool/Spa                        Yes/No                         Yes/No                        Yes/No
  Gym Room                        Yes                            Yes                           No
  Laundry Room                    Yes                            Yes                           Yes
  Secured Parking                 Yes                            Yes                           Yes
  Sport Courts                    Yes                            Yes                           Yes
  Washer/Dryer Connection         Yes                            Yes                           Yes

OCCUPANCY:                        94%                            94%                           98%
TRANSACTION DATA:
  Sale Date                       September, 2002                May, 2001                     April, 2001
  Sale Price ($)                  $11,250,000                    $9,400,000                    $8,350,000
  Grantor                         Connor & Murphy                                              Buckingham Management
  Grantee                         Ritter & Co.                   Connor & Murphy
  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                Total $    $/Unit    $/SF     Total $    $/Unit      $/SF   Total $     $/Unit    $/SF
                                  -----------------------------------------------------------------------------------------
  Potential Gross Income          $1,719,264   $8,266    $9.49   $1,719,264  $8,266     $9.49  $1,492,992   $10,978  $10.63
  Vacancy/Credit Loss             $  154,734   $  744    $0.85   $  154,734  $  744     $0.85  $  134,369   $   988  $ 0.96
                                  -----------------------------------------------------------------------------------------
  Effective Gross Income          $1,564,530   $7,522    $8.64   $1,564,530  $7,522     $8.64  $1,358,623   $ 9,990  $ 9.67
  Operating Expenses              $  860,492   $4,137    $4.75   $  860,492  $4,137     $4.75  $  747,242   $ 5,494  $ 5.32
                                  -----------------------------------------------------------------------------------------
  Net Operating Income            $  704,039   $3,385    $3.89   $  704,039  $3,385     $3.89  $  611,380   $ 4,495  $ 4.35
                                  -----------------------------------------------------------------------------------------
NOTES:                            None                           None                          None

  PRICE PER UNIT                              $54,087                       $45,192                       $61,397
  PRICE PER SQUARE FOOT                       $ 62.10                       $ 51.89                       $ 59.43
  EXPENSE RATIO                                  55.0%                         55.0%                         55.0%
  EGIM                                           7.19                          6.01                          6.15
  OVERALL CAP RATE                               6.26%                         7.49%                         7.32%
  Cap Rate based on Pro
    Forma or Actual Income?                  PRO FORMA                     PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,268 to $61,397 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $32,555 to $51,574 per unit with a mean or average adjusted price of $42,446 per unit. The median adjusted price is $41,791 per unit. Based on the following analysis, we have concluded to a value of $42,000 per unit, which results in an "as is" value of $16,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

SALES ADJUSTMENT GRID

                                                                       COMPARABLE                      COMPARABLE
DESCRIPTION                                   SUBJECT                    I - 1                            I - 2
-------------------------------------------------------------------------------------------------------------------------
  Property Name                        Salem Courthouse        Cross Creek Apartments         Abington Apartments
  Address                              7007 Courthouse Drive   5756 Cross Creek Dr.           4656 Edwardian Circle
  City                                 Indianapolis, Indiana   Indianapolis, IN               Indianapolis, IN
  Sale Date                                                    December, 2000                 July, 2002
  Sale Price ($)                                               $8,714,417                     $11,240,000
  Net Rentable Area (SF)               301,544                 159,492                        293,676
  Number of Units                      388                     208                            328
  Price Per Unit                                               $41,896                        $34,268
  Year Built                           1979                    1990                           1980
  Land Area (Acre)                     38.9080
VALUE ADJUSTMENTS                      DESCRIPTION             DESCRIPTION             ADJ.   DESCRIPTION            ADJ.
  Property Rights Conveyed             Fee Simple Estate       Fee Simple Estate        0%    Fee Simple Estate       0%
  Financing                                                    Cash To Seller           0%    Cash To Seller          0%
  Conditions of Sale                                           Arm's Length             0%    Arm's Length            0%
  Date of Sale (Time)                                          12-2000                  5%    07-2002                 0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                      $43,991                        $34,268
  Location                                                     Comparable               0%    Comparable              0%
  Number of Units                      388                     208                     -5%    328                     0%
  Quality / Appeal                     Good                    Comparable               0%    Comparable              0%
  Age / Condition                      1979                    1990 / Good              0%    1980 / Good             0%
  Occupancy at Sale                    93%                     87%                      0%    95%                     0%
  Amenities                            Good                    Comparable               0%    Comparable              0%
  Average Unit Size (SF)               777                     767                      0%    895                    -5%
PHYSICAL ADJUSTMENT                                                                    -5%                           -5%
FINAL ADJUSTED VALUE ($/UNIT)                                            $41,791                        $32,555

                                                COMPARABLE                     COMPARABLE                     COMPARABLE
DESCRIPTION                                        I - 3                          I - 4                          I - 5
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Arbor Green Apartments         Arbor Green Apartments         Carriage Tree Apartments
                                                                                                     (Monon Place Apts)
  Address                              3836 Arbor Green Lane          3836 Arbor Green Lane          5900 Carvel Ave.
  City                                 Indianapolis, IN               Indianapolis, IN               Indianapolis, IN
  Sale Date                            September, 2002                May, 2001                      April, 2001
  Sale Price ($)                       $11,250,000                    $9,400,000                     $8,350,000
  Net Rentable Area (SF)               181,152                        181,152                        140,492
  Number of Units                      208                            208                            136
  Price Per Unit                       $54,087                        $45,192                        $61,397
  Year Built                           1989                           1989                           1966
  Land Area (Acre)                     20.7750                        20.7750                        8.0000
VALUE ADJUSTMENTS                      DESCRIPTION            ADJ.    DESCRIPTION            ADJ.    DESCRIPTION           ADJ.
  Property Rights Conveyed             Fee Simple Estate        0%    Fee Simple Estate       0%     Fee Simple Estate      0%
  Financing                            Cash To Seller           0%    Cash To Seller          0%     Cash To Seller         0%
  Conditions of Sale                   Arm's Length             0%    Arm's Length            0%     Arm's Length           0%
  Date of Sale (Time)                  09-2002                  0%    05-2001                 5%     04-2001                5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)              $54,087                        $47,452                        $64,467
  Location                             Comparable               0%    Comparable              0%     Comparable             0%
  Number of Units                      208                     -5%    208                    -5%     136                  -10%
  Quality / Appeal                     Comparable               0%    Comparable              0%     Comparable             0%
  Age / Condition                      1989 / Good             -5%    1989 / Good            -5%     1966 / Good            5%
  Occupancy at Sale                    94%                      0%    94%                     0%     98%                   -5%
  Amenities                            Comparable               0%    Comparable              0%     Comparable             0%
  Average Unit Size (SF)               871                     -5%    871                    -5%     1,033                -10%
PHYSICAL ADJUSTMENT                                           -15%                          -15%                          -20%
FINAL ADJUSTED VALUE ($/UNIT)                    $45,974                        $40,334                        $51,574

SUMMARY

VALUE RANGE (PER UNIT)         $32,555     TO       $51,574
MEAN (PER UNIT)                $42,446
MEDIAN (PER UNIT)              $41,791
VALUE CONCLUSION (PER UNIT)    $42,000

VALUE OF IMPROVEMENT & MAIN SITE                    $16,296,000
  PV OF CONCESSIONS                                -$    32,000
VALUE INDICATED BY SALES COMPARISON APPROACH        $16,264,000
ROUNDED                                             $16,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                            NOI PER UNIT COMPARISON

                    SALE PRICE             NOI/     SUBJECT NOI
COMPARABLE  NO. OF  -----------          ------------------------   ADJUSTMENT  INDICATED
   NO.      UNITS   PRICE/UNIT    OAR    NOI/UNIT   SUBJ.NOI/UNIT     FACTOR    VALUE/UNIT
------------------------------------------------------------------------------------------
   I-1       208    $ 8,714,417  6.92%   $603,243    $1,179,434        1.048     $43,912
                    $    41,896          $  2,900    $    3,040
   I-2       328    $11,240,000  8.29%   $932,068    $1,179,434        1.070     $36,657
                    $    34,268          $  2,842    $    3,040
   I-3       208    $11,250,000  6.26%   $704,039    $1,179,434        0.898     $48,573
                    $    54,087          $  3,385    $    3,040
   I-4       208    $ 9,400,000  7.49%   $704,039    $1,179,434        0.898     $40,586
                    $    45,192          $  3,385    $    3,040
   I-5       136    $ 8,350,000  7.32%   $611,380    $1,179,434        0.676     $41,516
                    $    61,397          $  4,495    $    3,040

                                   PRICE/UNIT

 Low        High     Average    Median
$36,657   $48,573    $42,249   $41,516

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit             $    43,000
Number of Units                              388

Value                                $16,684,000
  PV of Concessions                 -$    32,000
                                    ------------
Value Based on NOI Analysis          $16,652,000
                 Rounded             $16,700,000

The adjusted sales indicate a range of value between $36,657 and $48,573 per unit, with an average of $42,249 per unit. Based on the subject's competitive position within the improved sales, a value of $43,000 per unit is estimated. This indicates an "as is" market value of $16,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE  NO. OF   -----------    EFFECTIVE     OPERATING                 SUBJECT
    NO.     UNITS    PRICE/UNIT    GROSS INCOME    EXPENSE       OER     PROJECTED OER   EGIM
---------------------------------------------------------------------------------------------
  I-1        208     $ 8,714,417    $1,340,539    $  737,297   55.00%                    6.50
                     $    41,896
  I-2        328     $11,240,000    $2,071,262    $1,139,194   55.00%                    5.43
                     $    34,268
  I-3        208     $11,250,000    $1,564,530    $  860,492   55.00%                    7.19
                     $    54,087                                             51.85%
  I-4        208     $ 9,400,000    $1,564,530    $  860,492   55.00%                    6.01
                     $    45,192
  I-5        136     $ 8,350,000    $1,358,623    $  747,242   55.00%                    6.15
                     $    61,397

                                      EGIM

Low    High    Average    Median
---    ----    -------    ------
5.43   7.19      6.25     6.15

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                   6.25
                                        ------------
Subject EGI                              $ 2,610,743

Value                                    $16,317,145
  PV of Concessions                     -$    32,000
                                        ------------
Value Based on EGIM Analysis             $16,285,145
                        Rounded          $16,300,000

     Value Per Unit                      $    42,010

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 51.85% before reserves. The comparable sales indicate expense ratios of 55.00%, while their EGIMs range from 5.43 to 7.19. Overall, we conclude to an EGIM of 6.25, which results in an "as is" value estimate in the EGIM Analysis of $16,300,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $16,300,000.

Price Per Unit                      $16,300,000
NOI Per Unit                        $16,700,000
EGIM Analysis                       $16,300,000

Sales Comparison Conclusion         $16,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                Average
               Unit Area   -----------------
Unit Type      (Sq. Ft.)   Per Unit   Per SF   %Occupied
--------------------------------------------------------
Studio            500        $409     $0.82     100.0%
1Br/1Ba - A1      656        $504     $0.77      85.6%
1Br/1Ba - A2      756        $544     $0.72      90.9%
1Br/1Ba - A3      802        $524     $0.65      93.8%
2Br/2Ba - B1      933        $583     $0.62      94.3%
2Br/2Ba - B2      929        $620     $0.67      96.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                 RENT ANALYSIS

                                                                            COMPARABLE RENTS
                                                           --------------------------------------------------------
                                                               R-1         R-2       R-3       R-4        R-5
                                                           --------------------------------------------------------
                                                           Cottages at               Lake      The     Village Park
                                                           Fall Creek   Hunt Club  Castleton Orchard    Apartments
                                                           --------------------------------------------------------
                                                                        COMPARISON TO SUBJECT
                                         SUBJECT  SUBJECT  --------------------------------------------------------
                           SUBJECT UNIT  ACTUAL   ASKING    Slightly     Slightly            Slightly
DESCRIPTION                    TYPE       RENT     RENT     Superior     Inferior  Superior  Superior    Similar
-------------------------------------------------------------------------------------------------------------------
Monthly Rent               Studio        $   409  $   409    $  556
Unit Area (SF)                               500      500       682
Monthly Rent Per Sq. Ft.                 $  0.82  $  0.82    $ 0.82

Monthly Rent               1Br/1Ba - A1  $   504  $   505                                    $    534    $   535
Unit Area (SF)                               656      656                                         670        696
Monthly Rent Per Sq. Ft.                 $  0.77  $  0.77                                    $   0.80    $  0.77

Monthly Rent               1Br/1Ba - A2  $   544  $   545                          $    665  $    581
Unit Area (SF)                               756      756                               765       712
Monthly Rent Per Sq. Ft.                 $  0.72  $  0.72                          $   0.87  $   0.82

Monthly Rent               1Br/1Ba - A3  $   524  $   525    $  622     $    499   $    745  $    634
Unit Area (SF)                               802      802       810          800        944       852
Monthly Rent Per Sq. Ft.                 $  0.65  $  0.65    $ 0.77     $   0.62   $   0.79  $   0.74

Monthly Rent               2Br/2Ba - B1  $   583  $   585    $  940     $    619   $    920  $    681    $   757
Unit Area (SF)                               933      933     1,410        1,052      1,216       960      1,129
Monthly Rent Per Sq. Ft.                 $  0.62  $  0.63    $ 0.67     $   0.59   $   0.76  $   0.71    $  0.67

Monthly Rent               2Br/2Ba - B2  $   620  $   620    $  669     $    639   $    890
Unit Area (SF)                               929      929     1,056        1,072        881
Monthly Rent Per Sq. Ft.                 $  0.67  $  0.67    $ 0.63     $   0.60   $   1.01

DESCRIPTION                  MIN    MAX     MEDIAN    AVERAGE
-------------------------------------------------------------
Monthly Rent               $  556  $   556  $   556   $   556
Unit Area (SF)                682      682      682       682
Monthly Rent Per Sq. Ft.   $ 0.82  $  0.82  $  0.82   $  0.82

Monthly Rent               $  534  $   535  $   535   $   535
Unit Area (SF)                670      696      683       683
Monthly Rent Per Sq. Ft.   $ 0.77  $  0.80  $  0.78   $  0.78

Monthly Rent               $  581  $   665  $   623   $   623
Unit Area (SF)                712      765      739       739
Monthly Rent Per Sq. Ft.   $ 0.82  $  0.87  $  0.84   $  0.84

Monthly Rent               $  499  $   745  $   628   $   625
Unit Area (SF)                800      944      831       852
Monthly Rent Per Sq. Ft.   $ 0.62  $  0.79  $  0.76   $  0.73

Monthly Rent               $  619  $   940  $   757   $   783
Unit Area (SF)                960    1,410    1,129     1,153
Monthly Rent Per Sq. Ft.   $ 0.59  $  0.76  $  0.67   $  0.68

Monthly Rent               $  639  $   890  $   669   $   733
Unit Area (SF)                881    1,072    1,056     1,003
Monthly Rent Per Sq. Ft.   $ 0.60  $  1.01  $  0.63   $  0.75

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                               Unit Area  -----------------  Monthly     Annual
Unit Type     Number of Units  (Sq. Ft.)  Per Unit   Per SF   Income     Income
---------------------------------------------------------------------------------
Studio              40           500        $410     $0.82   $ 16,400  $  196,800
1Br/1Ba - A1       104           656        $535     $0.82   $ 55,640  $  667,680
1Br/1Ba - A2        44           756        $575     $0.76   $ 25,300  $  303,600
1Br/1Ba - A3        48           802        $575     $0.72   $ 27,600  $  331,200
2Br/2Ba - B1        88           933        $660     $0.71   $ 58,080  $  696,960
2Br/2Ba - B2        64           929        $650     $0.70   $ 41,600  $  499,200
                                                     ----------------------------
                                                      Total  $224,620  $2,695,440
                                                     ============================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR 2000        FISCAL YEAR 2001       FISCAL YEAR 2002
                              ---------------------  ---------------------  ---------------------
                                       ACTUAL                ACTUAL                 ACTUAL
                              ---------------------  ---------------------  ---------------------
DESCRIPTION                      TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT
-------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $ 2,566,346  $  6,614  $ 2,240,337  $  5,774  $ 2,662,602  $  6,862

  Vacancy                     $   202,362  $    522  $   185,520  $    478  $   275,899  $    711
  Credit Loss/Concessions     $    84,664  $    218  $   122,486  $    316  $    92,025  $    237
                              -------------------------------------------------------------------
    Subtotal                  $   287,026  $    740  $   308,006  $    794  $   367,924  $    948

  Laundry Income              $         0  $      0  $         0  $      0  $         0  $      0
  Garage Revenue              $     9,871  $     25  $     5,842  $     15  $     8,248  $     21
  Other Misc. Revenue         $   167,221  $    431  $   110,000  $    284  $    92,572  $    239
                              -------------------------------------------------------------------
    Subtotal Other Income     $   177,092  $    456  $   115,842  $    299  $   100,820  $    260

                              -------------------------------------------------------------------
Effective Gross Income        $ 2,456,412  $  6,331  $ 2,048,173  $  5,279  $ 2,395,498  $  6,174

Operating Expenses
  Taxes                       $   202,214  $    521  $   195,859  $    505  $   288,503  $    744
  Insurance                   $    54,492  $    140  $    54,444  $    140  $    66,463  $    171
  Utilities                   $   145,712  $    376  $   142,826  $    368  $   182,358  $    470
  Repair & Maintenance        $    71,526  $    184  $    75,493  $    195  $   116,950  $    301
  Cleaning                    $   113,374  $    292  $   119,067  $    307  $   171,472  $    442
  Landscaping                 $    40,359  $    104  $    23,546  $     61  $    42,547  $    110
  Security                    $         5  $      0  $         0  $      0  $         0  $      0
  Marketing & Leasing         $    72,747  $    187  $    47,535  $    123  $    46,385  $    120
  General Administrative      $   351,187  $    905  $   267,651  $    690  $   272,868  $    703
  Management                  $   125,945  $    325  $   111,106  $    286  $   120,157  $    310
  Miscellaneous               $         0  $      0  $         0  $      0  $         0  $      0

                              -------------------------------------------------------------------
Total Operating Expenses      $ 1,177,561  $  3,035  $ 1,037,527  $  2,674  $ 1,307,703  $  3,370

  Reserves                    $         0  $      0  $         0  $      0  $         0  $      0

                              -------------------------------------------------------------------
Net Income                    $ 1,278,851  $  3,296  $ 1,010,646  $  2,605  $ 1,087,795  $  2,804

                                 FISCAL YEAR 2003       ANNUALIZED 2003
                              ---------------------  ---------------------
                                MANAGEMENT BUDGET          PROJECTION              AAA PROJECTION
                              ---------------------  ---------------------  -----------------------------
DESCRIPTION                      TOTAL     PER UNIT    TOTAL      PER UNIT      TOTAL    PER UNIT    %
---------------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $ 2,742,480  $  7,068  $ 2,587,056  $  6,668  $ 2,695,440  $  6,947  100.0%

  Vacancy                     $   284,176  $    732  $   210,148  $    542  $   134,772  $    347    5.0%
  Credit Loss/Concessions     $    94,786  $    244  $   106,256  $    274  $    53,909  $    139    2.0%
                              --------------------------------------------------------------------------
    Subtotal                  $   378,962  $    977  $   316,404  $    815  $   188,681  $    486    7.0%

  Laundry Income              $         0  $      0  $         0  $      0  $         0  $      0    0.0%
  Garage Revenue              $     8,495  $     22  $     9,424  $     24  $     8,536  $     22    0.3%
  Other Misc. Revenue         $    95,349  $    246  $   138,684  $    357  $    95,448  $    246    3.5%
                              --------------------------------------------------------------------------
    Subtotal Other Income     $   103,845  $    268  $   148,108  $    382  $   103,984  $    268    3.9%

                              --------------------------------------------------------------------------
Effective Gross Income        $ 2,467,363  $  6,359  $ 2,418,760  $  6,234  $ 2,610,743  $  6,729  100.0%

Operating Expenses
  Taxes                       $   297,158  $    766  $   383,864  $    989  $   297,158  $    766   11.4%
  Insurance                   $    68,457  $    176  $    69,224  $    178  $    68,457  $    176    2.6%
  Utilities                   $   187,829  $    484  $   209,028  $    539  $   187,829  $    484    7.2%
  Repair & Maintenance        $   120,459  $    310  $   167,312  $    431  $   120,459  $    310    4.6%
  Cleaning                    $   176,616  $    455  $   149,300  $    385  $   176,616  $    455    6.8%
  Landscaping                 $    43,823  $    113  $    17,480  $     45  $    43,823  $    113    1.7%
  Security                    $         0  $      0  $         0  $      0  $         0  $      0    0.0%
  Marketing & Leasing         $    47,777  $    123  $    48,264  $    124  $    47,777  $    123    1.8%
  General Administrative      $   281,054  $    724  $   252,300  $    650  $   281,054  $    724   10.8%
  Management                  $   123,762  $    319  $   119,240  $    307  $   130,537  $    336    5.0%
  Miscellaneous               $         0  $      0  $         0  $      0  $         0  $      0    0.0%

                              --------------------------------------------------------------------------
Total Operating Expenses      $ 1,346,934  $  3,471  $ 1,416,012  $  3,650  $ 1,353,710  $  3,489   51.9%

  Reserves                    $         0  $      0  $         0  $      0  $    77,600  $    200    5.7%

                              --------------------------------------------------------------------------
Net Income                    $ 1,120,429  $  2,888  $ 1,002,748  $  2,584  $ 1,179,434  $  3,040   45.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                        CAPITALIZATION RATES
            --------------------------------------------
                   GOING-IN                TERMINAL
            ---------------------------------------------
             LOW            HIGH      LOW            HIGH
---------------------------------------------------------
RANGE       6.00%           10.00%    7.00%          10.00%
AVERAGE             8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE  OCCUP.  PRICE/UNIT    OAR
-------------------------------------------------
  I-1         Dec-00    87%     $41,896     6.92%
  I-2         Jul-02    95%     $34,268     8.29%
  I-3         Sep-02    94%     $54,087     6.26%
  I-4         May-01    94%     $45,192     7.49%
  I-5         Apr-01    98%     $61,397     7.32%
                                  High      8.29%
                                   Low      6.26%
                               Average      7.26%

Based on this information, we have concluded the subject's overall capitalization rate should be 7.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $15,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

approximately 45% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

DISCOUNTED CASH FLOW ANALYSIS

                                SALEM COURTHOUSE

               YEAR                     APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009
           FISCAL YEAR                     1            2            3            4            5            6
------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                           $2,695,440   $2,776,303   $2,859,592   $2,945,380   $3,033,741   $3,124,754

   Vacancy                             $  134,772   $  138,815   $  142,980   $  147,269   $  151,687   $  156,238
   Credit Loss                         $   53,909   $   55,526   $   57,192   $   58,908   $   60,675   $   62,495
   Concessions                         $   34,920   $        0   $        0   $        0   $        0   $        0
                                       ---------------------------------------------------------------------------
      Subtotal                         $  223,601   $  194,341   $  200,171   $  206,177   $  212,362   $  218,733

   Laundry Income                      $        0   $        0   $        0   $        0   $        0   $        0
   Garage Revenue                      $    8,536   $    8,792   $    9,056   $    9,328   $    9,607   $    9,896
   Other Misc. Revenue                 $   95,448   $   98,311   $  101,261   $  104,299   $  107,428   $  110,650
                                       ---------------------------------------------------------------------------
        Subtotal Other Income          $  103,984   $  107,104   $  110,317   $  113,626   $  117,035   $  120,546

                                       ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,575,823   $2,689,065   $2,769,737   $2,852,830   $2,938,414   $3,026,567

OPERATING EXPENSES:
   Taxes                               $  297,158   $  306,073   $  315,255   $  324,713   $  334,454   $  344,488
   Insurance                           $   68,457   $   70,511   $   72,626   $   74,805   $   77,049   $   79,360
   Utilities                           $  187,829   $  193,464   $  199,268   $  205,246   $  211,403   $  217,745
   Repair & Maintenance                $  120,459   $  124,072   $  127,794   $  131,628   $  135,577   $  139,644
   Cleaning                            $  176,616   $  181,915   $  187,372   $  192,993   $  198,783   $  204,747
   Landscaping                         $   43,823   $   45,138   $   46,492   $   47,887   $   49,324   $   50,803
   Security                            $        0   $        0   $        0   $        0   $        0   $        0
   Marketing & Leasing                 $   47,777   $   49,210   $   50,686   $   52,207   $   53,773   $   55,386
   General Administrative              $  281,054   $  289,486   $  298,170   $  307,115   $  316,329   $  325,819
   Management                          $  128,791   $  134,453   $  138,487   $  142,641   $  146,921   $  151,328
   Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0

                                       ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,351,964   $1,394,321   $1,436,150   $1,479,235   $1,523,612   $1,569,320

   Reserves                            $   77,600   $   79,928   $   82,326   $   84,796   $   87,339   $   89,960
                                       ---------------------------------------------------------------------------
NET OPERATING INCOME                   $1,146,260   $1,214,817   $1,251,261   $1,288,799   $1,327,463   $1,367,287

   Operating Expense Ratio (% of EGI)        52.5%        51.9%        51.9%        51.9%        51.9%        51.9%
   Operating Expense Per Unit          $    3,484   $    3,594   $    3,701   $    3,812   $    3,927   $    4,045

               YEAR                     APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
           FISCAL YEAR                     7            8            9            10           11
-----------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                           $3,218,496   $3,315,051   $3,414,503   $3,516,938   $3,622,446

   Vacancy                             $  160,925   $  165,753   $  170,725   $  175,847   $  181,122
   Credit Loss                         $   64,370   $   66,301   $   68,290   $   70,339   $   72,449
   Concessions                         $        0   $        0   $        0   $        0   $        0
                                       --------------------------------------------------------------
      Subtotal                         $  225,295   $  232,054   $  239,015   $  246,186   $  253,571

   Laundry Income                      $        0   $        0   $        0   $        0   $        0
   Garage Revenue                      $   10,192   $   10,498   $   10,813   $   11,138   $   11,472
   Other Misc. Revenue                 $  113,970   $  117,389   $  120,911   $  124,538   $  128,274
                                       --------------------------------------------------------------
        Subtotal Other Income          $  124,162   $  127,887   $  131,724   $  135,676   $  139,746

                                       --------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $3,117,364   $3,210,885   $3,307,211   $3,406,428   $3,508,621

OPERATING EXPENSES:
   Taxes                               $  354,822   $  365,467   $  376,431   $  387,724   $  399,356
   Insurance                           $   81,741   $   84,193   $   86,719   $   89,321   $   92,000
   Utilities                           $  224,277   $  231,006   $  237,936   $  245,074   $  252,426
   Repair & Maintenance                $  143,834   $  148,149   $  152,593   $  157,171   $  161,886
   Cleaning                            $  210,889   $  217,216   $  223,732   $  230,444   $  237,357
   Landscaping                         $   52,327   $   53,897   $   55,514   $   57,180   $   58,895
   Security                            $        0   $        0   $        0   $        0   $        0
   Marketing & Leasing                 $   57,048   $   58,759   $   60,522   $   62,338   $   64,208
   General Administrative              $  335,593   $  345,661   $  356,031   $  366,712   $  377,713
   Management                          $  155,868   $  160,544   $  165,361   $  170,321   $  175,431
   Miscellaneous                       $        0   $        0   $        0   $        0   $        0

                                       --------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,616,400   $1,664,892   $1,714,839   $1,766,284   $1,819,272

   Reserves                            $   92,658   $   95,438   $   98,301   $  101,250   $  104,288
                                       --------------------------------------------------------------
NET OPERATING INCOME                   $1,408,305   $1,450,555   $1,494,071   $1,538,893   $1,585,060

   Operating Expense Ratio (% of EGI)        51.9%        51.9%        51.9%        51.9%        51.9%
   Operating Expense Per Unit          $    4,166   $    4,291   $    4,420   $    4,552   $    4,689

Estimated Stabilized NOI  $1,179,434   Sales Expense Rate   2.00%
Months to Stabilized               1   Discount Rate       10.50%
Stabilized Occupancy            95.0%  Terminal Cap Rate    8.25%

Gross Residual Sale Price  $19,212,851  Deferred
                                           Maintenance      $         0
  Less: Sales Expense      $   384,257  Add: Excess Land    $         0
                           -----------  Other Adjustments   $         0
Net Residual Sale Price    $18,828,594                      -----------
                                        Value Indicated By
PV of Reversion            $ 6,937,374             "DCF"    $15,374,805
                                                 Rounded    $15,400,000
Add: NPV of NOI            $ 8,437,431
                           -----------
PV Total                   $15,374,805

                         "DCF" VALUE SENSITIVITY TABLE

                                                    DISCOUNT RATE
                           ---------------------------------------------------------------
    TOTAL VALUE               10.00%      10.25%        10.50%      10.75%       11.00%
------------------------------------------------------------------------------------------
TERMINAL CAP RATE   7.75%  $16,371,891  $16,094,041  $15,822,378  $15,556,742  $15,296,981
                    8.00%  $16,130,404  $15,857,975  $15,591,598  $15,331,119  $15,076,389
                    8.25%  $15,903,553  $15,636,216  $15,374,805  $15,119,171  $14,869,166
                    8.50%  $15,690,046  $15,427,501  $15,170,765  $14,919,690  $14,674,132
                    8.75%  $15,488,739  $15,230,713  $14,978,384  $14,731,608  $14,490,244

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $32,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 7.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                SALEM COURTHOUSE

                                                   TOTAL       PER SQ. FT.  PER UNIT   %OF EGI
----------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                    $ 2,695,440      $  8.94    $  6,947

   Less: Vacancy & Collection Loss      7.00%   $   188,681      $  0.63    $    486

   Plus: Other Income
     Laundry Income                             $         0      $  0.00    $      0     0.00%
     Garage Revenue                             $     8,536      $  0.03    $     22     0.33%
     Other Misc. Revenue                        $    95,448      $  0.32    $    246     3.66%
                                               ----------------------------------------------
        Subtotal Other Income                   $   103,984      $  0.34    $    268     3.98%

EFFECTIVE GROSS INCOME                          $ 2,610,743      $  8.66    $  6,729

OPERATING EXPENSES:
   Taxes                                        $   297,158      $  0.99    $    766    11.38%
   Insurance                                    $    68,457      $  0.23    $    176     2.62%
   Utilities                                    $   187,829      $  0.62    $    484     7.19%
   Repair & Maintenance                         $   120,459      $  0.40    $    310     4.61%
   Cleaning                                     $   176,616      $  0.59    $    455     6.76%
   Landscaping                                  $    43,823      $  0.15    $    113     1.68%
   Security                                     $         0      $  0.00    $      0     0.00%
   Marketing & Leasing                          $    47,777      $  0.16    $    123     1.83%
   General Administrative                       $   281,054      $  0.93    $    724    10.77%
   Management                           5.00%   $   130,537      $  0.43    $    336     5.00%
   Miscellaneous                                $         0      $  0.00    $      0     0.00%

TOTAL OPERATING EXPENSES                        $ 1,353,710      $  4.49    $  3,489    51.85%

   Reserves                                     $    77,600      $  0.26    $    200     2.97%

                                               ----------------------------------------------
NET OPERATING INCOME                            $ 1,179,434      $  3.91    $  3,040    45.18%
                                               ----------------------------------------------
   "GOING IN" CAPITALIZATION RATE                      7.75%

   VALUE INDICATION                             $15,218,499      $ 50.47    $ 39,223

   PV OF CONCESSIONS                           ($    32,000)

   "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)           $15,186,499

               ROUNDED                          $15,200,000      $ 50.41    $ 39,175

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE       ROUNDED     $/UNIT     $/SF
------------------------------------------------------
 7.00%    $16,817,052   $16,800,000   $43,299   $55.71
 7.25%    $16,236,050   $16,200,000   $41,753   $53.72
 7.50%    $15,693,782   $15,700,000   $40,464   $52.07
 7.75%    $15,186,499   $15,200,000   $39,175   $50.41
 8.00%    $14,710,921   $14,700,000   $37,887   $48.75
 8.25%    $14,264,166   $14,300,000   $36,856   $47.42
 8.50%    $13,843,690   $13,800,000   $35,567   $45.76

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $15,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis       $15,400,000
Direct Capitalization Method        $15,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $15,300,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION PAGE 37
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                          Not Utilized
Sales Comparison Approach              $15,700,000
Income Approach                        $15,300,000
Reconciled Value                       $15,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 8, 2003 the market value of the fee simple estate in the property is:

                                   $15,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDING PICTURE]     [EXTERIOR - CLUBHOUSE PICTURE]

   [EXTERIOR - COMMON AREA PICTURE]      [EXTERIOR - BASKETBALL COURT PICTURE]

     [EXTERIOR - CARPORT PICTURE]        [EXTERIOR - APARTMENT BUILDING PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                              SUBJECT PHOTOGRAPHS

[INTERIOR - LIVING ROOM PICTURE]           [INTERIOR - BEDROOM PICTURE]

  [INTERIOR - BEDROOM PICTURE]             [INTERIOR - BATHROOM PICTURE]

  [INTERIOR - KITCHEN PICTURE]          [EXTERIOR - ENTRANCE GATE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                    EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1                            COMPARABLE I-2
  CROSS CREEK APARTMENTS                      ABINGTON APARTMENTS
   5756 Cross Creek Dr.                      4656 Edwardian Circle
     Indianapolis, IN                          Indianapolis, IN

         [PICTURE]                                 [PICTURE]

      COMPARABLE I-3                            COMPARABLE I-4
  ARBOR GREEN APARTMENTS                    ARBOR GREEN APARTMENTS
   3836 Arbor Green Lane                     3836 Arbor Green Lane
     Indianapolis, IN                          Indianapolis, IN

         [PICTURE]                                 [PICTURE]

       COMPARABLE I-5
  CARRIAGE TREE APARTMENTS
     (MONON PLACE APTS)
      5900 Carvel Ave.
      Indianapolis, IN

         [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                    SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                     SUBJECT                                      COMPARABLE
        DESCRIPTION                                                                                  R - 1
----------------------------------------------------------------------------------------------------------------------------------
   Property Name                   Salem Courthouse                               Cottages at Fall Creek
   Management Company              AIMCO
Location:
   Address                         7007 Courthouse Drive                          5653 Brendon Way West Drive
   City, State                     Indianapolis, Indiana                          Indianapolis, IN
   County                          Marion                                         Marion
   Proximity to Subject                                                           0.25 miles west of the subject

PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)          301,544
   Year Built                      1979                                           1970
   Effective Age                   20                                             30
   Building Structure Type         Wood, w/ brick & siding facade; asphalt        Wood, w/ brick & siding facade; asphalt shingle
                                     shingle roof                                  roof
   Parking Type (Gr., Cov., etc.)  Garage, Open Covered                           Open, Covered
   Number of Units                 388                                            770
   Unit Mix:                            Type            Unit    Qty.    Mo. Rent          Type             Unit    Qty.      Mo.
                                   1 Studio             500      40      $409     1  1BD/1BH - Type 1         644    0      $  545
                                   2 1Br/1Ba - A1       656     104      $504     1  1BD/1BH - Type 1         682   68      $  556
                                   3 1Br/1Ba - A2       756      44      $544     4  2BD/2BH - Type 1         810   52      $  622
                                   4 1Br/1Ba - A3       802      48      $524     5  2BD/2BH - Type 1       1,120    0      $  779
                                   5 2Br/2Ba - B1       933      88      $583     6  2BD/2BH - Type 1       1,056    0      $  669
                                   6 2Br/2Ba - B2       929      64      $620     5  3BD/2BH - Type 1       1,700    0      $1,100

   Average Unit Size (SF)          777                                            737
   Unit Breakdown:                     Efficiency        0%   2-Bedroom     39%       Efficiency             0%    2-Bedroom    0%
                                       1-Bedroom        61%   3-Bedroom     0%        1-Bedroom              0%    3-Bedroom    0%
CONDITION:                         Good                                           Good
APPEAL:                            Average                                        Very Good
AMENITIES:
   Unit Amenities                        Attach. Garage     X   Vaulted Ceiling         Attach. Garage       X   Vaulted Ceiling
                                     X   Balcony            X   W/D Connect.         X   Balcony             X   W/D Connect.
                                     X   Fireplace              Other                X   Fireplace               Other
                                     X   Cable TV Ready                              X   Cable TV Ready
   Project Amenities                 X   Swimming Pool                               X   Swimming Pool
                                         Spa/Jacuzzi            Car Wash                 Spa/Jacuzzi             Car Wash
                                     X   Basketball Court   X   BBQ Equipment        X   Basketball Court    X   BBQ Equipment
                                     X   Volleyball Court       Theater Room         X   Volleyball Court        Theater Room
                                     X   Sand Volley Ball   X   Meeting Hall             Sand Volley Ball    X   Meeting Hall
                                     X   Tennis Court       X   Secured Parking      X   Tennis Court        X   Secured Parking
                                         Racquet Ball       X   Laundry Room         X   Racquet Ball        X   Laundry Room
                                     X   Jogging Track          Business Office          Jogging Track       X   Business Office
                                         Gym Room                                    X   Gym Room
OCCUPANCY:                         93%                                             92%
LEASING DATA:
   Available Leasing Terms
   Concessions                                                                    6 to 12 Months
   Pet Deposit                                                                    $500 up-front discount
   Utilities Paid by Tenant:         X   Electric               Natural Gas       $300
                                     X   Water                  Trash                X  Electric                Natural Gas
   Confirmation                                                                      X  Water                   Trash
   Telephone Number
Notes:                                                                            None

COMPARISON TO SUBJECT:                                                            Slightly Superior

                                                      COMPARABLE                                    COMPARABLE
        DESCRIPTION                                     R - 2                                         R - 3
----------------------------------------------------------------------------------------------------------------------------------
   Property Name                   Hunt Club                                     Lake Castleton
   Management Company
Location:
   Address                         5421 Calder Way                               7601 Carlton Arms Dr
   City, State                     Indianapolis, IN                              Indianapolis, IN
   County                          Marion                                        Marion
   Proximity to Subject            0.5 miles south of the subject                2.5 miles north of the subject

PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)          202,848
   Year Built                      1973                                          1981
   Effective Age                   20                                            20
   Building Structure Type         Wood, w/ brick & siding facade; asphalt       Wood, w/ brick & siding facade; asphalt
                                     shingle roof                                   shingle roof

   Parking Type (Gr., Cov., etc.)  Open, Covered                                 Open, Covered
   Number of Units                 200                                           1,265
   Unit Mix:                                Type           Unit   Qty.      Mo.      Type                  Unit    Qty.        Mo.
                                   4  1BD/1BH - Type 1      800    56      $499  3  1BD/1BH - Type 1        765    210        $665
                                   5  2BD/2BH - Type 1    1,052    72      $619  6  1BD/1BH - Type 2        881    211        $890
                                   6  2BD/2BH - Type 1    1,072    32      $639  4  2BD/1BH                 944    211        $745
                                      2BD/2BH - Type 1    1,200    40      $689  5  2BD/2BH               1,065    211        $810
                                                                                 5  3BD/2BH               1,291    422        $975

   Average Unit Size (SF)          1,014                                         1,040
   Unit Breakdown:                       Efficiency     28%    2-Bedroom    72%       Efficiency           0%   2-Bedroom    50%
                                         1-Bedroom      28%    3-Bedroom     0%       1-Bedroom           37%   3-Bedroom    13%
CONDITION:                         Good                                           Average
APPEAL:                            Good                                           Fair
AMENITIES:
   Unit Amenities                    X   Attach. Garage     X   Vaulted Ceiling        Attach. Garage          Vaulted Ceiling
                                     X   Balcony            X   W/D Connect.       X    Balcony                W/D Connect.
                                     X   Fireplace              Other                   Fireplace              Other
                                     X   Cable TV Ready                            X    Cable TV Ready
   Project Amenities                 X   Swimming Pool                             X    Swimming Pool
                                         Spa/Jacuzzi        X   Car Wash                Spa/Jacuzzi            Car Wash
                                     X   Basketball Court   X   BBQ Equipment           Basketball Court   X   BBQ Equipment
                                         Volleyball Court       Theater Room            Volleyball Court       Theater Room
                                     X   Sand Volley Ball   X   Meeting Hall            Sand Volley Ball   X   Meeting Hall
                                     X   Tennis Court           Secured Parking    X    Tennis Court           Secured Parking
                                         Racquet Ball       X   Laundry Room            Racquet Ball       X   Laundry Room
                                     X   Jogging Track      X   Business Office         Jogging Track      X   Business Office
                                     X   Gym Room                                       Gym Room

OCCUPANCY:                         93%                                           92%
LEASING DATA:
   Available Leasing Terms         6 to 12 Months                                6 to 12 Months
   Concessions                     Decreased Rent
   Pet Deposit                     $150                                          $150
   Utilities Paid by Tenant:         X   Electric                Natural Gas       X     Electric               Natural Gas
                                     X   Water                   Trash             X     Water                  Trash
   Confirmation
   Telephone Number
Notes:                             None

COMPARISON TO SUBJECT:             Slightly Inferior                             Superior

                                                      COMPARABLE                                       COMPARABLE
        DESCRIPTION                                     R - 4                                             R - 5
--------------------------------------------------------------------------------------------------------------------------------
   Property Name                   The Orchard                                     Village Park Apartments
   Management Company
Location:
   Address                         5350 Cider Mill Lane                            6201 Newberry Rd
   City, State                     Indianapolis, IN                                Indianapolis, IN
   County                          Marion                                          Marion
   Proximity to Subject            0.5 miles south of the subject                  1 mile north of the subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)          303,430
   Year Built                      1973                                            1972
   Effective Age                   25                                              25
   Building Structure Type         Wood, w/ brick & siding facade; asphalt         Wood, w/ brick & siding facade; asphalt
                                     shingle roof                                      shingle roof

   Parking Type (Gr., Cov., etc.)  Open, Covered                                   Open, Covered
   Number of Units                 378                                             383
   Unit Mix:                             Type            Unit   Qty.       Mo.        Type     Unit   Qty.        Mo.
                                   2  1BD/1BH - Type 1    670    95       $534     2 1BD/1BH     696   0         $535
                                   3  1BD/1BH - Type 2    712    95       $581     5 2BD/2BH   1,000   0         $625
                                   4  2BD/1BH - Type 1    852    95       $634     5 3BD/2BH   1,128   0         $750
                                   5  2BD/2BH - Type 2    960    95       $681     5 4BD/2BH   1,260   0         $895

   Average Unit Size (SF)          799
   Unit Breakdown:                     Efficiency     0%       2-Bedroom      50%       Efficiency     0%    2-Bedroom   0%
                                       1-Bedroom      50%      3-Bedroom       0%       1-Bedroom      0%    3-Bedroom   0%
CONDITION:                          Good                                           Good
APPEAL:                             Good                                           Good
AMENITIES:
   Unit Amenities                        Attach. Garage        Vaulted Ceiling          Attach. Garage         Vaulted Ceiling
                                     X   Balcony           X   W/D Connect.         X   Balcony            X   W/D Connect.
                                         Fireplace             Other                X   Fireplace              Other
                                     X   Cable TV Ready                             X   Cable TV Ready
   Project Amenities                 X   Swimming Pool                              X   Swimming Pool
                                         Spa/Jacuzzi           Car Wash             X   Spa/Jacuzzi            Car Wash
                                         Basketball Court  X   BBQ Equipment        X   Basketball Court   X   BBQ Equipment
                                     X   Volleyball Court      Theater Room         X   Volleyball Court       Theater Room
                                     X   Sand Volley Ball  X   Meeting Hall             Sand Volley Ball   X   Meeting Hall
                                     X   Tennis Court      X   Secured Parking          Tennis Court           Secured Parking
                                         Racquet Ball      X   Laundry Room         X   Racquet Ball           Laundry Room
                                         Jogging Track     X   Business Office          Jogging Track          Business Office
                                     X   Gym Room                                   X   Gym Room

OCCUPANCY:                         95%                                             90%
LEASING DATA:
   Available Leasing Terms         6 to 12 Months                                  6 to 12 Months
   Concessions
   Pet Deposit                     $150                                            $150
   Utilities Paid by Tenant:         X  Electric               Natural Gas           X   Electric               Natural Gas
                                     X  Water                  Trash                 X   Water                  Trash
   Confirmation
   Telephone Number
Notes:                             None                                            None

COMPARISON TO SUBJECT:             Slightly Superior                               Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

       COMPARABLE R-1               COMPARABLE R-2            COMPARABLE R-3
  COTTAGES AT FALL CREEK              HUNT CLUB               LAKE CASTLETON
5653 Brendon Way West Drive        5421 Calder Way          7601 Carlton Arms Dr
     Indianapolis, IN              Indianapolis, IN          Indianapolis, IN

         [PICTURE]                    [PICTURE]                  [PICTURE]

      COMPARABLE R-4                COMPARABLE R-5
        THE ORCHARD             VILLAGE PARK APARTMENTS
   5350 Cider Mill Lane            6201 Newberry Rd
     Indianapolis, IN              Indianapolis, IN

         [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT D
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. John Nolan provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                           -s- Ken Kapecki
                                ----------------------------------------------
                                             Ken Kapecki, MAI
                                    Managing Principal, Real Estate Group
                                State of Indiana, Certified General Appraiser,
                                             #CG49600008

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                                   EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                   (3 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                            KENNETH W. KAPECKI, MAI

                                   MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation    Mr. Kapecki has over 17 years of experience in providing valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

             Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

             Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION              University of Wisconsin - La Crosse
                       Bachelor of Science - Geography

STATE CERTIFICATIONS   State of Illinois, Certified General Real Estate
                       Appraiser,
                       #153000331
                       State of Indiana, Certified General Appraiser,
                       #CG49600008
                       State of Michigan, Certified General Appraiser,
                       #1201003145
                       State of Wisconsin, Certified General Appraiser and
                       Licensed Appraiser, #641

PROFESSIONAL           Appraisal Institute, MAI Designated Member
AFFILIATIONS           Chicago Chapter, Admissions Committee Member,
                       1997 - Present

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

VALUATION AND          Appraisal Institute
SPECIAL COURSES         Appraisal Principles
                        Case Studies in Real Estate Valuation
                        Fair Lending and the Appraiser
                        Highest & Best Use and Market Analysis
                        Income Capitalization, Parts A and B
                        Litigation Support: The Appraiser as an Expert Witness
                        Partial Interest Valuation
                        Real Estate Disclosure
                        Report Writing
                        Standards of Professional Practice
                        Valuation of Detrimental Conditions
                        Valuation Theory and Techniques
                       Arthur Andersen, Course Developer
                        Income Capitalization Theory and Techniques
                        Introduction to the Cost Approach
                        Property Inspection and Market Data Collection

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AMERICAN APPRAISAL ASSOCIATES, INC.
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
SALEM COURTHOUSE, INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.